UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2025

GUESS?, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11893	95-3679695
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Strada Regina 44, Bioggio, Switzerland CH-6934
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (213) 765-3100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.01 per share	GES	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 21, 2025, Thomas J. Barrack, Jr. notified the Board of Directors (the “Board”) of Guess?, Inc. (the “Company”) that he has decided to resign from the Board, effective immediately. Mr. Barrack’s resignation is not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Effective January 22, 2025, following the resignation of Mr. Barrack and upon recommendation of the Company’s Nominating and Governance Committee, the Board appointed Christopher N. Lewis as a member of the Board, to hold office until the 2025 annual meeting of shareholders of the Company and until his successor is duly elected and qualified or until his earlier resignation or removal. The Board has determined that Mr. Lewis is an independent director under the listing standards of the New York Stock Exchange. Mr. Lewis was also named to serve on the Nominating and Governance Committee of the Board.

Mr. Lewis previously served as Chief Legal Officer and General Counsel of Edward Jones, a financial services company, from July 2015 until his retirement in March 2023. Prior to serving as General Counsel, Mr. Lewis served as Deputy General Counsel from January 2007 to July 2015. Prior to joining Edward Jones, Mr. Lewis served as Special Counsel at Duane Morris LLP from 2004 to 2006 and as an associate at K&L Gates from 2000 to 2004. Mr. Lewis currently sits on the board of directors of Big Brothers Big Sisters of Eastern Missouri and serves as the co-chair of the governance and nominating committee of the Manhattanville University Board of Trustees. Mr. Lewis received his juris doctorate from Columbia Law School and his Bachelor of Arts in political science from Manhattanville University. The Company believes Mr. Lewis is qualified to serve on the Board as a result of his extensive leadership experience, including his demonstrated commitment to diversity and inclusion efforts, and his experience as an executive.

As a non-employee director, Mr. Lewis will be compensated for his service on the Board in accordance with the Company’s director compensation arrangements applicable to the Company’s non-employee directors, as more fully described in the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (“SEC”) on May 2, 2024. In accordance with those arrangements, Mr. Lewis will receive a retainer of $35,000 per year for his service on the Board and meeting fees of $1,500 for each Board and standing Board committee meeting attended. In addition, on January 22, 2025, the Board approved an award of 4,914 shares of restricted stock for Mr. Lewis pursuant to the Company’s 2004 Equity Incentive Plan, as amended and restated. The restricted stock award is scheduled to vest, subject to Mr. Lewis’ continued service through the vesting date, on the earlier of the first anniversary of the date of grant, the Company’s annual meeting of shareholders in 2025, or a change in control of the Company.

Mr. Lewis has been appointed to the Board based on the recommendation of the Employees Retirement System of Rhode Island (“ERSRI”) pursuant to the previously-disclosed Stipulation and Agreement of Compromise, Settlement, and Release (the “ERSRI Settlement”) entered into between the Company and ERSRI. Pursuant to the ERSRI Settlement, the Company agreed, among other things, to appoint one new independent director to the Board to be selected by ERSRI and mutually agreed to by the Company by no later than the Company’s 2025 Annual Meeting of Shareholders. There is no other arrangement or understanding between Mr. Lewis and any other person pursuant to which Mr. Lewis was selected as a member of the Board. In addition, there are no transactions in which Mr. Lewis has an interest that are required to be disclosed under Item 404(a) of SEC Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Guess?, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUESS?, INC.

Dated:	January 23, 2025	By:	/s/ Dennis Secor
Dennis Secor Interim Chief Financial Officer

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